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                                                                      EXHIBIT 10


                        ASSET PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                    FOCUS INTERCONNECT TECHNOLOGY CORPORATION
                                    AS BUYER

                                       AND

                             DIAMOND TECH ONE, INC.
                                    AS SELLER

                                   MAY 8, 1998


         THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") is made as of the 8th day of May, 1998 by and between FOCUS INTERCONNECT TECHNOLOGY CORPORATION, a Delaware corporation, or its assigns ("Buyer"), and DIAMOND TECH ONE, INC., a Delaware corporation ("Seller"), SI DIAMOND TECHNOLOGY, INC., a Texas corporation ("Parent") and FIELD EMISSION PICTURE ELEMENT TECHNOLOGY, INC., a Delaware corporation ("FEPET").

                                R E C I T A L S:

         A. Seller is engaged in the business of semi-conductor thin film and wafer bumping services with its sole business office and primary operations located in the metropolitan area of Austin, Texas under the trade name "Diamond Tech One".

         B. Seller is the wholly owned subsidiary of Parent.

         C. Seller, Parent and various other Affiliates of each operate businesses out of the same offices in Austin, Texas and the assets, equipment, and inventory utilized in the business of Seller may be owned by Seller, Parent and/or one or more of their Affiliates.

         D. Buyer desires to purchase, and Seller and Parent desire to sell, all the assets and rights of the Business (as hereinafter defined), save and except only the Excluded Assets (as here inafter defined) and assuming only specified liabilities, if any, on the terms and subject to the conditions contained in this Agreement, whether owned by Seller, Parent or any of their Affiliates.

         In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller, Parent and Buyer, intending to be legally bound, agree as follows:




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                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

         "AFFILIATE" means (a) with respect to any person whose is a natural person, (i) each entity that such person Controls, and (ii) each member of such person's immediate family; and (b) with respect to any person that is an entity,
(i) each entity that such person Controls, (ii) each person that Controls such person, (iii) each entity that is under common Control with such person.

         "AGREEMENT" means all or any part of this Agreement, including schedules, exhibits, and appendices, as any of the foregoing may be amended, modified or supplemented in writing from time to time.

         "APPROVED CLAIM" means a claim by Buyer against the Holdback Amount that constitutes an approved claim pursuant to Section 9.2.B.

         "ASSUMED LIABILITIES" means those liabilities of Seller to be assumed by Buyer, only as specifically set forth and described in Section 2.2.C.

         "BILL OF SALE" means a bill of sale in the form attached hereto as Exhibit "A".

         "BUSINESS" means the semi-conductor thin film and wafer bumping services business conducted by or for the benefit of Seller from the business offices located at 12100-A Technology Boulevard in Austin, Texas under the trade name "Diamond Tech One".

         "BUYER INDEMNIFICATION EVENT" means a matter or event for which Buyer shall have a right of offset against the Holdback Amount pursuant to Section 9.2.A., without any limitation to the Holdback Amount, or a claim for indemnification pursuant to Article XI.

         "CLAIM" means, for purposes of Section 9.2 and Article XI, any and all claims, demands, causes of action, suits, proceedings, administrative proceedings and actions, losses, penalties, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees, expert fees, and any other cost or expenses.

         "CLOSING" means the occasion upon which all of the transactions contemplated by this Agreement are carried out by the delivery of documents, payment of funds and other actions con templated herein, as described in Article VIII.

         "CLOSING DATE" shall be May 8, 1998, or such other date as the parties may agree.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.


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         "CONTROL" means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (c) in the case of a trust or estate, more than 50% of the beneficial interest therein; (d) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or (e) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management activities or policies of the entity.

         "DAMAGES" means all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, expert fees, and costs and expenses resulting from, related to, or arising out of a particular act or omission by one party hereunder.

         "EARNEST MONEY" is defined in Section 2.5.

         "EFFECTIVE DATE" means May 6, 1998.

         "EFFECTIVE TIME" means 5:00 p.m. in Austin, Texas on the Closing Date.

         "ESCROW AGENT" means Heritage Title Company of Austin, Inc., or other escrow agent mutually agreed upon by Buyer and Seller.

         "ENCUMBRANCES" means any and all encumbrances, mortgages, security interests, liens, Taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, which affect title to or use of the Subject Assets.

         "EXCLUDED ASSETS" means (i) Seller's cash, cash equivalents and accounts receivable for completed work on purchaser orders, (ii) insurance policies, (iv) employee benefit plans, and (v) those items listed in Schedule 1.B.

         "GAAP" means generally accepted accounting principals and procedures applied on a basis consistent with prior periods.

         "HAZARDOUS MATERIALS" means materials defined as "hazardous substances," "hazardous wastes," or "solid waste" in (i) CERCLA, (ii) ACRA, or
(iii) any similar or comparable federal, state, or local environmental statute, regulation, ordinance, or decree.

         "HOLDBACK AMOUNT" means the payment delivered to Escrow Agent pursuant to Section 2.2.B.(ii), subject to adjustment under Section 2.2.D. and reduced by the aggregate amount of Approved Claims and Permitted Indemnification Claims.

         "INITIAL PAYMENT" means the payment delivered to Seller on the Closing Date pursuant to Section 2.2.A.


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         "INTERESTS" means all intangible property owned by either Seller or
Parent and used in the Business including, without limitation, rights, privileges, benefits and interests under all contracts, agreements, consents, licenses and files and correspondence related thereto; customer and supplier lists; computer software used or useful in the Business; operating permits and certificates of occupancy; all licenses, permits and authorizations issued by any governmental authority relating to the Business or the Subject Assets; agreements, leases and arrangements with respect to intangible or tangible property or interests therein; all security deposits; prepaid expenses and deposits; loans and advances to employees; confidentiality and non-competition agreements with employees and others, whether oral or written; consents; agreements with suppliers and customers; claims under insurance policies and other third party claims relating to or arising out of the Business; accounts receivable for work in progress; the right to all telephone numbers, e-mail addresses, and Internet websites; Seller's rights, if any, in and to the trade name "Diamond Tech One"; all financial and operating records related to the Business; and any sales agent or sales affiliate agreements used in connection with the Business.

         "KEY EMPLOYEES" means those individuals listed in Schedule 1.C.

         "KNOWLEDGE" or the phrases "to the knowledge of " or "to the best of Seller's or Parent's knowledge", when used in reference to Seller and Parent, means matters actually known by any manager, officer, director or shareholder after reasonable investigation of Seller's and Parent's records and reasonable inquiry of the Seller Group's employees.

         "LEASED PREMISES" means the building located at 12100 Technology Blvd., Austin, Texas 78759 (the "Building"), which is currently leased by Seller pursuant to a lease dated on or about April 21, 1995 (the "Lease") in which Hill Partners, L.P. (the "Landlord") is currently the landlord.

         "PERMITS" means all permits, licenses, accreditations, certifications (including certification under ISO 9000) approvals and authorizations that are required by any governmental authority or issued by any regulatory or certifying body to allow Seller to conduct the business, or enhance such business, as now conducted and as contemplated in the future.

         "RCRA" means the Resource Conservation and Recovery Act, (42 U.S.C. ss.ss. 6901-6987, and any amendments thereto).

         "SUBJECT ASSETS" means all of the assets and properties of whatever kind, character and description, and whether tangible, intangible, personal or mixed, and wherever located, whether owned by Seller, Parent or any of their Affiliates (collectively the "Seller Group") used in the Business, except only the Excluded Assets. The Subject Assets, which assets constitute all the assets, property and equipment owned by Seller Group and regularly used in the Business (other than the Excluded Assets), including, without limitation, the Tangible Assets, the Interests and all of the items listed on Schedule 1.A.

         "TANGIBLE ASSETS" means all tangible personal property owned by Seller and used in the Business (other than the Excluded Assets), such as inventory, clean room furniture, fixtures and equipment; chip bumping and processing equipment and peripherals; machinery, including all raw


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materials, work in progress, finished products, goods in transit, office and manufacturing supplies and packaging and shipping materials; computers, computer peripherals and maintenance manuals; word processors; scanners; typewriters and other business machines; the telephone system and local area network used by the Business; automobiles, trucks and other vehicles; file cabinets, storage units and shelving; furniture, furnishings, fixtures and office equipment; and supplies.

         "TAXES" means any and all taxes, sums or amounts assessed or assessable, levied and due by any federal, state or county or other local governmental authority or agency, including without limitation, real and personal property taxes, income taxes, whether measured by gross or net income or profit, franchise, excise, sales and use taxes, employee withholding, social security, unemployment taxes and any other taxes required to be paid by Seller, including interest and penalties in respect thereof whether disputed or not, and whether accrued, contingent, due, absolute, deferred, unknown or other, together with any and all penalties, interests and additions to all such taxes, sums or amounts.


                                   ARTICLE II

                       SALE AND PURCHASE OF SUBJECT ASSETS

Section 2.1 SALE AND TRANSFER.

         A. The Sale. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations, warranties and covenants contained hereby on the Closing Date, the Seller Group shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and receive from the Seller Group, free and clear of all Encumbrances, indefeasible title and full possession of all of the Subject Assets.

         B. Transfer of Title. On the Closing Date, the Seller, Parent and any applicable Affiliate shall execute and deliver to Buyer or its assigns, a bill of sale substantially in the form attached hereto as Exhibit "A" and such other deeds, endorsements, assignments and other good and sufficient instruments of sale, transfer, delivery and conveyance, in form and substance reasonably satisfactory to Buyer and its counsel, and as shall be requested by Buyer to fully vest in Buyer or its assigns, all rights, titles and interests in and to the Subject Assets in conformity with the representations, warranties and covenants of Seller and Parent.

         C. Further Actions and Assurances Regarding Transfer. From time to time after the Closing Date, the Seller Group, at the request of Buyer, but without any further consideration, shall execute and deliver such other and further instruments of sale, assignment, transfer and conveyance, and take such other and further actions as Buyer reasonably may request in order to fully vest in Buyer or its assigns and put Buyer or its assigns in possession of the Subject Assets and to transfer to Buyer or its assigns all contracts and rights included in the Subject Assets.

Section 2.2 PURCHASE PRICE: LIMITED ASSUMPTION OF CERTAIN OBLIGATIONS.

         A. Purchase Price. In full consideration for the purchase by Buyer of the Subject Assets, and the agreements of the Seller Group under this Agreement (the "Purchase Price"), the purchase


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price to be paid by Buyer shall be Two Million Two Hundred Twenty-Two Thousand and No/100 Dollars ($2,222,000.00), subject to adjustment as provided in this Agreement.

         B. Payment of Purchase Price. The Purchase Price shall be payable to Seller in two installments by wire transfer of immediately available United States funds on the Closing Date to such account as Seller shall designate in writing not less than two business days prior to the Closing Date.

                  (i) The first installment of the Purchase Price to be paid and delivered pursuant to Section 8.3 on the Closing Date, shall consist of the Earnest Money pursuant to Section 2.5 and an additional One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00) for a total payment equal to One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00) adjusted for any adjustments described in Section 2.2.D. and 2.5.

                  (ii) The second installment of the Purchase Price to be paid on the Closing Date to the Escrow Agent pursuant to Section 8.4 shall be equal to Four Hundred Thousand and No/100 Dollars ($400,000.00), adjusted for any adjustments described in Section 2.2.D. and offsets for Approved Claims pursuant to Section 9.2 and Buyer Indemnification Events in Article IX. The Holdback Amount shall be held by Escrow Agent subject to offsets and claims pursuant to
Section 9.2, Article IX and the Escrow Agreement with the then net Holdback Amount distributable as follows:

         1. If the Alpine Suit (as defined below) is settled after Closing (but before 120 days after Closing) $200,000.00 out of the Holdback Amount will be released upon delivery of settlement documents to Buyer reflecting a dismissal of the Alpine Suit with prejudice.

         2.       The balance of the Holdback Amount not released pursuant to
                  Item 2 above, shall be held until the 120th day after Closing at which time (but subject to Section 2.2.B.(ii)(B) and other provisions of this Agreement) the then net Holdback Amount will be released to Seller.

         3. Provided, however, if the Alpine Suit is not settled as required under Section 2.2.B.(ii)(1) above, before the 120th day after closing, $100,000.00 out of the then net Holdback Amount shall be available for release on the 120th day after Closing with the balance of the Holdback Amount continued to be held after the 120th day after Closing and until the Alpine Suit is so settled (not to exceed one year, except for pending claims, and subject only to claims, Damages and indemnities arising from pending claims or from or related to the Alpine
                  Suit).

         C. Limited Assumption of Contracts and Obligations. Any other term or provision contained in this Agreement to the contrary notwithstanding, Buyer shall assume no obligations or liabilities of Seller other than as specifically provided in this Section 2.2.C.; and, such assumption shall be limited to the obligations and liabilities accruing subsequent to the Closing Date. Any other term or provision contained in this Agreement notwithstanding, Buyer shall only assume and


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perform the obligations of Seller arising or accruing after the Effective Time in respect of Seller's contracts, agreements and arrangements listed in Schedule 2.2.C., if any, which Seller has entered in the ordinary course of business.

         Except as expressly set forth in this Section 2.2.C., Buyer will not assume nor be obligated to perform any liabilities of any nature, whether known, unknown, absolute, accrued, contingent, inchoate, or otherwise, relating to the Subject Assets, Business operations, property or assets of Seller or the Seller Group prior to or after the Closing Date, including, but not limited to, federal and state income tax and sales tax obligations. Buyer agrees to assume only the liabilities specifically set forth on Schedule 2.2.C. ("Assumed Liabilities"). Buyer shall not assume and shall not be deemed to assume any liability or obligation of Seller or the Seller Group not specifically set forth on Schedule 2.2.C. Liabilities and obligations which shall be excluded from the Assumed Liabilities and which Buyer shall not assume include, without limitation, (a) any liability or obligation for Taxes, accrued salaries, worker's compensation, medical or sick pay, (b) worker's vacation days or sick days, (c) obligations under any contracts with employees or consultants or customers, (d) pension or profit sharing liabilities or severance liabilities or obligations, or (e) any liability or obligation arising out of or resulting from any breach of contract or other agreement, or from any violation of any federal, state, or local law, regulation or ordinance.

         D.       Purchase Price Adjustments.

                  (i) Except as specifically provided herein, Seller shall be responsible for and pay when due all costs and expenses of operating the Business properly and customarily accrued or accruable in accordance with generally accepted accounting principles ("GAAP") prior to the Effective Time; and Buyer shall be responsible for and pay where due all costs and expenses of operating the Business accrued or accruable commencing at the Effective Time and thereafter.

                  (ii) With respect to ongoing expenses the billing period for which extends across the Effective Time, Buyer and Seller shall make Effective Time adjustments to the Purchase Price so that Seller bears the costs of operating the Business properly accruable under GAAP in respect of the period prior to the Effective Time and Buyer bears the cost thereof properly accruable under GAAP in respect of the period commencing at the Effective Time and thereafter.

                  (iii) Adjustment to the Purchase Price shall be made for all Approved Claims and indemnification obligations of any of the Seller Group to Buyer offset against the Holdback Amount or otherwise due to Buyer under this Agreement.

Section 2.3 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated among the Subject Assets as set forth on Schedule 2.3, but in any event such allocation shall be consistent with ss. 1060 of the Code, and the parties shall report the transactions contemplated hereby to all governmental agencies in a manner consistent with such allocation for tax purposes, including, without limitation, Internal Revenue Service Form 8594.

Section 2.4 POST-CLOSING ADJUSTMENT DATE. Buyer and Seller shall make all proration adjustments and payments arising under Sections 2.2.D., to the extent known or then subject to calculation, on


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the Closing Date. On the date of payment of the second installment of the Pur chase Price, Buyer and Seller, both acting reasonably, shall make any additional net adjustment by payment of one to the other to effect a final adjustment in the Purchase Price. If any adjustments are at that date not determined, and to the extent not provided in this Agreement, Buyer and Seller, acting reasonably, shall agree in a writing as to the date and method of settlement of such undetermined amounts.

Section 2.5 EARNEST MONEY. In order to secure Buyer's performance of this Agreement, Buyer shall, within ten (10) business days after the Effective Date of this Agreement, deposit One Hundred Twenty-Two Thousand and No/100 Dollars ($122,000.00) by wire transfer of funds to Heritage Title Company of Austin, Inc. ("Escrow Agent") at its offices at 98 San Jacinto Blvd., Suite 400, Austin, Texas, 78701, Attention: Nancy Grasshoff. All amounts deposited at the Title Company and all interest accrued thereon pursuant to the terms of this section is referred to herein collectively as the "Earnest Money". The Earnest Money shall be deposited and administered pursuant to an Escrow Agreement executed and delivered contemporaneously with this Agreement by and between Seller, Buyer and Escrow Agent. The Escrow Agent shall deposit the Earnest Money in an interest bearing fully insured account. If the transaction contemplated hereby is con summated in accordance with the terms and provisions hereof, the Earnest Money shall be allocated and applied as a credit to the Purchase Price payable under Section 2.2.B.(i) at Closing, or, at the sole discretion of Buyer, refunded to Buyer. If the transaction is not so consummated, the Earnest Money shall be held and delivered by the Escrow Agent as hereinafter provided.


                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP

The Seller and Parent, jointly and severally, represent and warrant to Buyer as follows:

Section 3.1 ORGANIZATION AND GOOD STANDING.

         A. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate, sell and lease its properties and to carry on its business as presently conducted. Seller has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement. Seller is not required by the nature or location of the Business or the Subject Assets to be qualified to do business as a foreign corporation in any jurisdiction where failure to so qualify would have a material adverse impact on the Business or the Subject Assets.

         B. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, operate, sell and lease its properties and to carry on its business as presently conducted. Seller has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement. Seller is not required by the nature or location of the Business or the Subject Assets to be qualified to do business as a foreign corporation in any jurisdiction where failure to so qualify would have a material adverse impact on the Business or the Subject Assets.


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         C. FEPET is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate, sell and lease its properties and to carry on its business as presently conducted. Seller has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement. Seller is not required by the nature or location of the Business or the Subject Assets to be qualified to do business as a foreign corporation in any jurisdiction where failure to so qualify would have a material adverse impact on the Business or the Subject Assets.

Section 3.2 AUTHORIZATION. The execution and delivery of this Agreement and performance by Seller and the Seller Group, of their respective obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Seller, Parent and the Seller Group, in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller, Parent, and the Seller Group, as applicable, by duly authorized officers of each; and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the valid and binding obligations of the Seller Group, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditors' rights generally and by legal and equitable limitations on the avail ability of specific remedies.

Section 3.3 COMPLIANCE WITH OTHER INSTRUMENTS. Neither the execution and delivery by Seller of this Agreement and the Seller's Documents, nor the consummation by Seller of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon the Subject Assets or any property or asset of Seller pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument (except those requiring the consent of the parties thereto other than Seller as provided in Section 3.4) or any judgment, order, injunction or decree by which Seller, or any of the Seller Group, is bound, to which it is a party, or to which the assets of Seller, or any of the Seller Group, are subject and which will continue in force after the Closing; nor is the effective ness or enforceability of this Agreement or such other documents adversely affected by any pro vision of the corporate charter or by-laws of Seller, or any of the Seller Group.

Section 3.4 NO GOVERNMENTAL OR OTHER AUTHORIZATION REQUIRED. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with the Seller Group's execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than (i) as set forth in Schedule 3.4, and (ii) the consents of the directors and stockholders of Seller and Parent (which have previously been obtained).

Section 3.5 TITLE; JUDICIAL ORDERS: SUFFICIENCY. Seller has, or at Closing will have, good and indefeasible title to all the Subject Assets, free and clear of all Encumbrances except as set forth on Schedule 3.5, which Schedule identifies leases for real and personal property including vehicles and


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equipment as well as Encumbrances. All Encumbrances shall be satisfied and discharged at or before Closing. Seller is not a party to, nor are the Subject Assets subject to, any judgment, judicial order, writ, injunction or decree that materially adversely affects the Subject Assets or the use thereof by Seller. The Subject Assets (together with the Excluded Assets) include all assets regularly used by Seller or Parent in the operation of the Business.

Section 3.6 CONTRACTS AND OTHER INTERESTS. Solely with respect to the Business and the Subject Assets, all contracts and agreements are in full force and effect, valid and enforceable in accordance with their respective terms against Seller and, to Seller's knowledge, against the other parties thereto; and there are no existing defaults of Seller or, to Seller's knowledge, the other contract party, or events of default that, with the giving of notice or lapse of time, or both, would constitute defaults of Seller or, to Seller's knowledge, the other contract party under any such contracts, nor are material amendments pending with respect to any such contracts. Seller has delivered to Buyer a copy of its written contract, or detailed written description of its arrangements if not written, with each and every customer on Schedule 3.35. Seller has no oral agreements with customers which require Seller to provide services or products at no charge or at rates significantly below the average rates for such services or products set forth in Seller's written customer contracts. Neither the Seller nor Parent is a party or subject to any of the following: (i) any contracts, commitments or agreements, the consummation or performance of which would, either singly or in the aggregate, have a material adverse effect on the properties and business being purchased by Buyer hereunder, (ii) any contract, agreement, understanding or arrangement restricting the Seller from carrying on its business anywhere in the world, (iii) any instrument or arrangement evidencing or related to indebtedness which many affect such properties or business, except indebtedness which shall be paid and satisfied on or before the Closing hereunder and trade accounts payable, or (iv) any other contract or agreement not in the ordinary course of business, which could have a material adverse impact on such properties or Business.

Section 3.7 TAXES. Except as specifically set forth on Schedule 3.7, Seller has properly completed and filed all federal, state and local income tax returns, and Seller has properly completed and filed all excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns (including returns in respect of withholding and unemployment tax), required to be filed by it and has timely paid all taxes shown as owing by it pursuant to such returns, including any interest and penalties thereon, except taxes which have not yet accrued or otherwise become due and delinquent for which adequate provision has been made.


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Section 3.8 LITIGATION, CLAIMS, DEFAULTS.

         A. Except as set forth in Schedule 3.8, neither Seller nor any of the Seller Group has been served with any currently effective summons or complaint and there is no action or suit, equitable or legal, to which Seller, or any of the Seller Group, is a party, nor any administrative, arbitration or other proceeding pending or, to Seller's knowledge, threatened against Seller, or any of the Seller Group, in respect of the Subject Assets or the Business.

         B. Except as set forth on Schedule 3.8, during the past twelve (12) months Seller has not received any written assertions from customers of the Business to the effect that services performed or products delivered by Seller are defective, improper or otherwise non-conforming to the customer's requirements or Seller's obligations, or that such customers have been or are being billed inaccurately.

         C. Neither Seller nor any of the Seller Group is in default with respect to any currently effective judgment order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department and applicable to Seller, or any of the Seller Group. Neither Seller nor any of the Seller Group is charged, or to Seller's or Parent's knowledge threatened with, or under investigation with respect to, any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation with respect to the Subject Assets or the Business.

Section 3.9 COMPLIANCE WITH LAWS. Seller and Parent have complied, and through the Closing will continue to comply, in all material respects with federal, state and local laws, rules and regulations applicable to the Business and the Subject Assets. Seller possesses such licenses, certificates, authorities and permits issued by the appropriate local, state or federal regulatory agencies or bodies as are necessary to conduct the Business in all respects, all of which are listed on Schedule 3.9; and Seller has not received any oral or written notice of proceedings or investigations relating to the enforcement, revocation or modification of any such license, certificate, authority or permit.

Section 3.10 CERTAIN ENVIRONMENTAL MATTERS. Seller, Parent and the Seller Group are all operating and have operated in the Leased Premises in compliance with all applicable local, state and federal environmental laws, regulations and ordinances, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq., and the environmental laws and regulations of the State of Texas, Travis County and the City of Austin (and any of their respective agencies and divisions) as each such statute, regulation, ordinance, or guideline has been amended from time to time ("Environmental Laws and Regulations"). Seller and Parent have properly completed and timely filed all periodic reports required under the Environmental Laws and Regulations. Except as listed in Schedule 3.10.B, none of the Seller Group has received any oral or written notice of violation of or investigation or proceeding under any of the Environmental Laws and Regulations or any license of permit issued thereunder. Except for the substances in the maximum quantities itemized and listed on Schedule 3.10, Seller has not knowingly utilized, accepted for storage, or stored, any hazardous substance or hazardous material in or around the Leased Premises except for de minimis amounts of items such as cleaning supplies used in the ordinary course of business and except for amounts not regulated by Environmental Laws and Regulations. None of the Seller Group has ever knowingly caused the release from the Leased Premises of an amount of any hazardous substance or hazardous material into the environment which release would constitute a violation of any Environmental Laws and Regulations. For purposes of this paragraph, "hazardous substance", "release" and "environment" shall have the same meanings as such terms are defined by Section 101 of CERCLA, 42 U.S.C. ss. 9601, and "hazardous material" shall have the same meaning as such term is defined by Environmental Laws and Regulations. Seller does not own, lease, rent or otherwise utilize any underground storage tanks in connection with the Business, and, there are no waste tanks, containers, cylinders, drums or cans buried, stored or deposited in or at the Leased Premises. The Leased Premises do not contain (i) any asbestos,
(ii) any polychlorinated biphenyl (PCB) substances or (iii) any waste petroleum products. Seller has delivered to Buyer copies of all environmental surveys in Seller's possession related to the Leased Premises.

Section 3.11 NO INCONSISTENT AGREEMENTS. Neither Seller nor Parent has entered into any written or oral letter of intent, preliminary agreement or other agreement which has not terminated or expired, which would preclude or prevent Seller and Parent from performing all of their obligations pursuant to this Agreement.

Section 3.12 FINANCIAL STATEMENTS. Seller has previously delivered to Buyer Seller's annual income and expense statement and balance sheet for the Business for the year ended December 31, 1997 and the internally prepared income statement for the three months ended March 31, 1998 (the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects for the periods covered and fairly present the results of operation of the Business for the periods covered, except as disclosed in
Schedule 3.12. The Financial Statements for the year ended December 31, 1997 were prepared pursuant to GAAP, except as disclosed in Schedule 3.12. The Financial Statements for the three months ended March 31, 1998, were prepared on a basis consistent with the Financial Statements for the year ended December 31, 1997, except for accruals normally performed at year-end, and other customary year-end adjustments in accordance with GAAP.

Section 3.13 ERISA PLANS. Schedule 3.13 lists the Employee Pension Benefit Plans or Employee Welfare Benefit Plans, as each term is defined in the Employee Retirement Income Security Act of 1974, maintained by Seller for the employees of the Business.

Section 3.14 CONDITION OF SUBJECT ASSETS. Except as set forth in Schedule 3.14, all the material tangible Subject Assets are at present, and will be as of the Closing Date, in good maintenance and operating condition, normal wear and tear excepted, and Seller has not received written notice of any violation of the Occupational Safety and Health Act, or rules and regulations issued thereunder, with respect thereto, or with respect to any operation of the Business.

Section 3.15 ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 3.15, since January 1, 1998, Seller has not (i) transferred or sold any of the Subject Assets or entered into any material transaction or incurred any material liability or obligation which affects such Subject Assets, other than in the ordinary course of business; (ii) suffered any adverse change or event in the Business, or in the operations or financial condition, or become aware of any event which may result in any such adverse change; (iii) suffered any destruction, damage or loss relating to the Subject Assets, whether or not covered by insurance; (iv) introduced any new method of management, operation or accounting for the Business which would have a material adverse effect on any of the properties or business being sold to Buyer hereunder; (v) offered or extended to any customer, contractor or supplier more favorable prices, discounts or other allowances than were offered or extended regularly by Seller based on past practice; (vi) received any notice, or has reason to believe, that any supplier, contractor or customer of the Business has taken or contemplates any steps which could disrupt the business relationship of Seller with such supplier, contractor or customer or could result in the diminution in the value of the Business as a going concern; (vii) received any notice of termination of any contracts; (viii) other than changes made in the ordinary course o f business, made any change in the rates of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any of the Seller's employees or contractors; (ix) made any purchase or sale commitments for services, materials, or other products in excess of the normal, ordinary and usual requirements of Seller's Business or at any price in significantly different than the then market price or upon terms and conditions more onerous to Seller than those usual and customary in the industry, or made any change in the Seller's selling, pricing, advertising or personnel practices inconsistent with its prior practices; or (x) entered into any agreement or made any commitments to take any of the types of action described in (i) through (ix) above.

Section 3.16 NO MATERIAL UNDISCLOSED LIABILITIES. Except as described in this Agreement or reflected in the Financial Statements there are no liabilities or obligations of Seller related to the operation of the Business or the Subject Assets, whether accrued, absolute or contingent which individually or in the aggregate are material to the Business or the Subject Assets, other than liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since January 1, 1998.

Section 3.17 PERSONNEL INFORMATION. Schedule 3.17 lists the name of all full and part time employees of Seller (or leased employees utilized by Seller) who perform services for the Business and sets forth a brief job description or title and compensation for each such person. Schedule 3.17 also sets forth a list of all written and oral employments, non-disclosure agreements, and noncompetition agreements with Seller's and the Seller's Group's employees employed in the Leased Premises or in the Business.

Section 3.18 PATENTS, TRADEMARKS, ETC. Except for the trade name "Diamond Tech One" which is an unregistered trade name used by Seller, neither Seller nor Parent has trade marks, service marks, tradenames, copyrights, computer programs or programs rights, patents, licenses or other similar intangible property rights and interests which is used in connection with the Business. Except as set forth in Schedule 3.18, the continued operation of the Business by Buyer and the continued use of the Subject Assets of the Business by Buyer, if continued as operated and utilized in the past by Seller, shall not require any patent, license or trademark held or owned by the Seller Group or any third party and will not require Buyer to make any payment of any royalties, license fees or any other monies for intellectual property rights.

Section 3.19 LABOR RELATIONS. During the past three years there has not been, and there is not now, any strike, labor dispute, slow down, stoppage, or other material interference with or impairment by labor of the Business pending or, to the knowledge of Seller, threatened or, con templated against or directly affecting the Business. Seller's employees of the Business are not represented by any labor or trade union, nor, to the knowledge of Seller, has there been any attempt to organize Seller's employees of the Business during the three-year period prior to the date hereof.

Section 3.20 INSURANCE. There is in force comprehensive general liability and casualty insurance for the Subject Assets and the Business which. is appropriate and adequate coverage for such assets and operations.

Section 3.21 TRADE SECRETS AND CUSTOMER LISTS. Except for the items set forth in
Schedule 3.21 Seller has received no written claims challenging its right to use, any trade secrets, customer lists, intellectual property or operating methods required for or incident to the operation of the Business. Seller is not using or in any way making use of any intellectual property rights, confidential information or trade secrets of any third party in the operation of the Business, including without limitation, a former employer of any present or past employee of Seller.

Section 3.22 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth on
Schedule 3.22, Seller is not an affiliate of any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business.

Section 3.23 RECORDS SERVICES AND STORAGE. Solely with respect to the Business or the Subject Assets:

         A. All items received, processed and/or stored by Seller on behalf of each of Seller's customers are held by Seller and properly stored and secured and can be located and accounted for readily through use of Seller's inventory system except for items properly processed and returned to the customer.

         B. All items received by Seller from customers have been logged into Seller's inventory system.

         C. Seller's invoices to customers are accurate in respect of services provided except for matters which are immaterial as to each customer and in the aggregate.

Section 3.24 BUSINESS IN ORDINARY COURSE. Except for deficiencies in inventory described in Schedule 3.25, from January 1, 1998 until the date hereof, the Business has been con ducted substantially in the ordinary course in accordance with past practice. Without limiting the generality of the foregoing, Seller has not in connection with the Business, since January 1, 1998:

                  (i) except for the secured debt described in Schedule 3.15 which debt is to be released at Closing mortgaged or pledged any of the Subject Assets;

                  (ii) sold, assigned, transferred or waived rights with respect to any material part of the Subject Assets (except in the ordinary course of business and as set forth in Schedule 3.15);

                  (iii) entered into or adopted any employee benefit plan or any employment or severance agreement, or increased in any manner the compensation or fringe benefits of its officers or employees (except in the ordinary course of business and consistent with past practice or pursuant to pre-existing agreements or as required by law);

                  (iv) changed its collections or other cash management practices in any material respect;

                  (v)   changed its billing practices;

                  (vi) changed its building machinery, equipment or vehicle maintenance practices;

                  (vii) agreed to take any of the foregoing actions.

Section 3.25 NO MATERIAL ADVERSE CHANGE. Except as set forth in Schedule 3.25.A, there has been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the results of operation of the Business (including operating cash flow), between January 1, 1998 and the date hereof. Schedule 3.25.B represents a true and accurate aged accounts payable report as of April 30, 1998.

Section 3.26 LEASES. Seller has delivered to Buyer true, correct and complete copies of each real and personal property lease (except as included in the Excluded Assets) to which Seller is a party and all modifications, amendments and notices relating thereto (collectively "Leases"), which Leases are listed in
Schedule 5.26.

Section 3.27 INVESTMENTS. Seller does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture, or other entity.

Section 3.28 RESTRICTIVE DOCUMENTS. Except for such liens against the Subject Assets set forth on Schedule 3.5 as are required to be released at Closing, neither Seller nor Parent are subject to or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, con tract, instrument, law, rule, ordinance, regulation, order, judgment or decree, which materially and adversely affects the Business or the operations of Seller or the condition of the Subject Assets, which would prevent consummation by Seller or Parent of the transactions contemplated by this Agreement.

Section 3.29 CONSENTS. Except as set forth in Schedule 3.29, no consent or approval of any person is necessary for the consummation by Seller, or the Seller Group, of the transactions contemplated hereby, including, without limitation, (i) consents and approval from parties to loans, contracts, purchase orders, leases, or other agreements, and (ii) consents and approvals from governmental agencies, whether national, state, municipal, or of any other political subdivision or agency thereof, and no party to any such agreement has a right to terminate any such agreement as a result of the transactions contemplated hereby.

Section 3.30 BOOKS AND RECORDS. The articles of incorporation, bylaws, minute books, and all other records of Seller and Parent, as previously made available to Buyer and Buyer's representatives, contain (i) a true, correct and complete copy of Seller's and Parent's charter documents, and (ii) accurate summaries of all meetings of corporate actions (including actions taken by written consent) taken by the shareholders and boards of directors of Seller and Parent. Seller does not have any of its records, systems, controls, data or information which are material to the operation of the Business recorded, stored, maintained, operated or otherwise, wholly or partially dependent upon or held by any means (including any electronic, mechanical or photo graphic process whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership or direct control of Seller and deliverable in good useable form to Buyer under this Agreement.

Section 3.31 ABSENCE OF CERTAIN PAYMENTS. Neither Seller nor Parent, nor any director, officer, agent, employee or any other person acting on behalf of either, has used any corporate or other funds for unlawful or actionable contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or to any other person or entity, or established or maintained any unlawful or unrecorded funds, or to any other person or entity, or established or maintained any unlawful or unrecorded funds that might (i) subject Seller to any damage or penalty in any civil, criminal, or governmental litigation or proceedings; (ii) if not given in the past, might have had an adverse effect on the Business or the Subject Assets; or (iii) if not continued in the future might adversely affect the Business or the Subject Assets or the prospects for either. With respect to the Business and operations of Seller, neither Seller nor any director, officer, agent, employee, or any other person acting on behalf of Seller, has accepted or received any unlawful contributions, payments, gifts or expenditures. With respect to the Business and operations of Seller, neither Seller nor any director, officer, agent, employee, or any other person acting on behalf of Seller, has accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.32 PRODUCT OR SERVICE LIABILITY. Except as set forth in Schedule 3.32 there is no action, suit, proceeding, inquiry, or investigation by or before any court or governmental or any other regulatory or administrative agency or commission pending, or to the best of Seller's and Parent's knowledge, threatened against or involving Seller, relating to any services performed by Seller and alleged to have been defective, improperly rendered, or negligently performed, or any products, software or hardware delivered or sold by Seller which are alleged to be defective or not in compliance with contractual requirements.

Section 3.33 THIRD PARTY APPROVAL. The work completed by Seller prior to the Closing Date with respect to Seller's contracts and agreements to provide products or services (which will require third party approvals or acceptance but which has not yet received the required customer or third party approvals or acceptance) will meet all requirements and specifications of all such contracts and agreements as modified through the Closing Date in all material respects.

Section 3.34 SECURITY MATTERS. Seller is in compliance with all confidentiality, security and related requirements on its contracts requiring same.

Section 3.35 OUTSTANDING PURCHASE ORDERS. Schedule 3.35 sets forth all of Seller's outstanding unfulfilled purchase orders as of the Closing Date.

Section 3.36 DISCLOSURE. None of this Agreement, any financial statements, any schedule, exhibit, agreement or certificate attached hereto or delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of Seller or any of the Seller Group in connection with the transactions contemplated by this Agreement contains any untrue statement or material fact, or omits any statement of a material fact necessary to make the statements contained herein or thereon not misleading. There is no fact known to Seller or any of the Seller Group which materially and adversely affect the Business, the Subject Assets or the financial condition of Seller or its properties or assets which is not been set forth in this Agreement, any financial statement, any schedule, exhibit, agreement or certificate attached hereto or delivered in accordance with the terms hereof, or in any written document or statement in writing which has been supplied by or on behalf of Seller, or the Seller Group, in connection with the transactions contemplated by this Agreement.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows.

Section 4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and at Closing will be qualified to do business in the State of Texas. Buyer possesses all requisite corporate power and authority to own, operate and lease its properties and carry on its business, and to execute and deliver, and perform its obligations under, this Agreement.

Section 4.2 AUTHORIZATION. The execution and delivery of this Agreement and performance by Buyer of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Buyer in accordance with the provisions hereof (the "Buyer's Documents") will be, duly executed and delivered on behalf of Buyer by duly authorized officers of Buyer; and this Agreement constitutes, and Buyer's Documents when executed and delivered will constitute, the valid and binding obligations of Buyer, enforce able in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor's rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 4.3 COMPLIANCE WITH OTHER INSTRUMENTS. Neither the execution and delivery by Buyer of this Agreement and the Buyer's Documents, nor the consummation by Buyer of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance on any property or asset of Buyer pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Buyer is bound, to which Buyer is a party, or to which the assets of Buyer are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the certificate of incorporation or bylaws of Buyer.

Section 4.4 LITIGATION. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might interfere with its ability to consummate the transactions contemplated hereunder.

Section 4.5 NO GOVERNMENTAL OR OTHER AUTHORIZATION REQUIRED. Except as otherwise set forth herein, no authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Buyer's execution and delivery of this Agreement and Buyer's Documents or its consummation of the transactions contemplated hereby and thereby.


                                    ARTICLE V
                 PRE-CLOSING AGREEMENTS AND ADDITIONAL COVENANTS

Section 5.1 ACCESS TO INFORMATION AND FACILITIES. Seller and Parent shall afford Buyer and its representatives full access to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Business in Seller's or the Seller Group's possession or control, subject to reasonable requirements that Buyer not interfere with the operations and activity of the Business.

Section 5.2 CONFIDENTIALITY.

         A. From the date hereof, until the Closing Date, Seller, the Seller Group, and Buyer each agrees that it will not use or disclose to others, or permit the use or disclosure of, any and all non-public information furnished by one to the other (including confidential information transmitted by each to its representatives, accountants, counsel, advisors or bankers) in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except to their respective officers, directors, employees and representatives who need to know such information (and who will each be subject to confidentiality as provided herein) in connection with this Agreement or except to the extent that any such information may become generally available to the public other than through the actions of the parties or any other person under a duty of confidentiality. Such obligation of confidentiality extends to the additional financial statements described in Section 5.3.

         B. Notwithstanding the foregoing, (i) Buyer's parent, Advanpack Solutions PTE LTD ("APS") and Parent, each shall have the right to include disclosure regarding the transactions contemplated by this Agreement in any registration statement, filing or other report which APS, Buyer or any of their respective affiliates files with the securities exchange commission, securities board or association of securities dealers, including in each case any financial and other information concerning Seller and the transactions contemplated hereby, required in connection therewith; (ii) disclosure of such information may be made to the extent required by judicial or regulatory process, and reviews by financial institutions which are lenders to either party; and
(iii) such information may be used to the extent necessary as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby.

         C. In the event that the sale contemplated by this Agreement is not consummated for any reason, each party agrees to return to the other party all materials containing nonpublic information provided by the other immediately, with or without request. Such materials include copies of, and excerpts from, notes pertaining to any and all documents and other information, whether in writing or in machine-readable form, related to Seller or the Business.

         D. Each party agrees that the confidential information of the other party is unique and that its release in contravention of the terms of this Agreement may not be compensable in monetary damages and that the non-breaching party shall be entitled to seek appropriate injunctive relief therefor. In connection therewith the parties waive the claim or defense that an adequate remedy exists at law or that a bond is necessary.

         E. After the Closing, the parties may make public disclosure of the transactions con templated hereby as and to the extent permitted by Section 9.1.

Section 5.3 ADDITIONAL FINANCIAL STATEMENTS. In the event that APS, Buyer or any of their respective affiliates is required by any law (including securities laws), statute or regulation to file or disclose financial information (including filings related to the registration of securities of APS, Buyer or any of their respective affiliates) related to the Business which is in addition to information prepared by Seller and previously delivered to Buyer, Seller shall make available to Buyer any relevant information related to the Business or the Subject Assets not previously delivered to Buyer and otherwise cooperate with Buyer, (at Buyer's expense for items and cooperation requested by Buyer), in preparing such information. If requested by Buyer, Seller shall use commercially reasonable efforts to obtain Seller's auditors' consent to Buyer's use of financial statements which they have audited, or shall consent to Seller's auditors' preparing required audits requested by Buyer (at Buyer's sole expense); and Buyer shall have the right to file and disclose such information as required by any such law, statute or regulation, including, with out limitation, as contemplated by Section 5.2(B) hereof.

Section 5.4 [INTENTIONALLY OMITTED].

Section 5.5 CONTINUED EFFORTS. Seller and Parent shall use commercially reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Seller or Parent; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Seller or Parent; and (c) take such steps and do such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 5.6 NON-DISCLOSURE OF PROPRIETARY DATA AND INFORMATION. None of the Seller Group or any of their respective directors, employees, agents, or representatives shall make use of, communicate, divulge or otherwise disclose, or otherwise permit or enable the use, communication, divulgence or disclosure of, at any time after the Closing, directly or indirectly, any trade secrets or other proprietary data (including, but not limited to, the customer list, cost, and manner of operations, intellectual property, and any and all records or financial information (concerning Seller or the Business). The Seller Group shall take such precautions as shall be necessary to keep secret and confidential all trade secrets and proprietary data and information relating to Seller and the Business and to prevent the unauthorized disclosure of such trade secrets and proprietary data and information by any of them and by any of their respective representatives, contractors or agents. The Seller Group's obligations under this Section shall survive the Closing of the transactions contemplated by this Agreement and continue thereafter. The Seller Group recognizes and agrees that a breach by any of them of any of the covenants set forth in this Section could cause irreparable harm to Buyer, that Buyer's remedies of law under such breach would be inadequate, and that, accordingly, in the event of such breach in addition to any other rights and remedies which are available to Buyer, a restricting order or injunction may be issued against any or all of the Seller Group.

Section 5.7 PERSONNEL MATTERS. Buyer may, but shall not be obligated to, offer employment to any current or former employee of Seller in connection with the acquisition of the Subject Assets, and such acquisition shall not grant any employee of Seller a right of continued employment with Buyer. Seller shall use its best efforts to assist Buyer in hiring all persons to whom Buyer elects to offer employment. The Seller Group shall not take any action, directly or indirectly, to prevent or discourage any such employee from being employed by Buyer as of the Closing Date and shall not solicit, invite, or induce or entice any such employee to remain in the employ of the Seller or otherwise attempt to retain the services of any such employee, except with the prior written consent of Buyer. The Seller Group does hereby waive, for the benefit of Buyer and its Affiliates, any and all restrictions in any oral or written agreement with any of the employees of the Seller Group which Buyer hires, relating to (a) non-competition with any of the Seller Group subsequent to the termination of employment therewith; or (b) the maintenance of confidentiality of any information for the benefit of the Seller Group, to the extent such information is related to the Subject Assets, the Business or Seller, and Buyer's unrestricted enjoyment of the benefits thereof and goodwill associated therewith. For a period of two years after the Closing Date, the Seller Group shall not solicit, or offer to employ or employ any person who accepts employment or is employed with Buyer after the Closing Date, provided, however, the Seller Group may hire and employ any such employee who voluntarily resigns from Buyer without any solicitation, incentive or encouragement from any of the Seller Group. Buyer and Seller shall mutually agree on the timing and content of a program of communications to employees, contractors, and customers of the Business in respect of the transactions contemplated hereby which communications may occur prior to Closing; provided that Seller may elect to inform its employees of the pending transaction.

Section 5.8 ASSIGNMENT OF CONTRACTS AND RIGHTS. After the Closing Date, and promptly upon the request of Buyer the Seller Group and Buyer shall cooperate to assign and transfer the benefits of all contracts which are described in the Subject Assets to Buyer. The Seller Group will do all things reasonably necessary to prepare all documents and certifications required for novation or assignment of such contracts in a timely and accurate manner. If any such contracts or rights cannot be assigned after a good faith effort by the parties hereto, the Seller Group shall hold such rights in trust for benefit of Buyer and shall take all reasonable action as is necessary to subcontract the work under such contract to Buyer, if Buyer so elects. Further, the Seller Group shall cooperate and assign or license under a 6-month non-exclusive license, to Buyer, without additional consideration, royalty or license fees any and all rights of the Seller Group in the patents and licenses necessary to continue the Business as operated by Seller except for those items reflected in Schedule 3.18.

Section 5.9 CONDUCT OF SELLER'S BUSINESS PRIOR TO CLOSING. Except with the express consent in writing of Buyer, and except as may be required to effect the transactions contemplated by this Agreement, Seller and Parent covenant and agree that, between the date of this Agreement and the Effective Time, Seller and Parent will conduct the Business in the ordinary course and they will, except as otherwise provided in this Agreement (i) use commercially reasonable efforts to preserve the organization of Seller intact and to preserve the goodwill of suppliers, contractors, customers, employees and others having business relations with the Business; (ii) maintain the machinery, vehicles, equipment and trade fixtures, including the Subject Assets, being sold to Buyer hereunder in good condition and repair, normal wear and tear excepted as has been customary for the Business; (iii) keep in force at no less than present limits all existing or comparable policies of insurance insuring any of the Subject Assets and all of Seller's liability insurance for the Business; (iv) not enter into any contract, commitment, arrangement or transaction of the type described in the last sentence of Section 3.6 hereof or suffer, permit or incur any of the transactions or events described in Section 3.15 hereof to the extent such events or transactions are within the control of Seller; and (v) promptly advise Buyer in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or

Section 5.10 CONTINUING RELATIONSHIP WITH CONTRACTORS AND SUPPLIERS. The Seller Group shall use their best efforts to cause entities with whom Seller has had a purchasing, contracting or continuing supply arrangement to continue that relationship with Buyer after the Closing.

Section 5.11 DELIVERY OF BOOKS AND RECORDS. At Closing, the Seller Group shall deliver to Buyer all original contracts, books and records which relate to the Subject Assets and the Business.

Section 5.12 STATUS OF SELLER. Seller is not currently in the process of liquidating itself and has no current plan to liquidate or distribute all or substantially all of its assets. If Buyer adopts a plan to liquidate and distribute all or substantially all of its assets at any time during the one hundred eighty (180) day period commencing on the Closing Date, Seller shall provide Buyer with notice at least thirty (30) days prior to its implementation of a liquidation or distribution of all or substantially all of its assets.

Section 5.13 TRANSFER TAXES. The Seller Group shall be responsible for and shall pay all Taxes levied or to be levied with respect to the sale of the Subject Assets and the Business and the other transactions contemplated by this Agreement, and shall pay its portion, pro-rated as of the Closing Date, of state and local real and personal property taxes of the Subject Assets being sold hereunder. Buyer shall not be responsible for any business, occupation, withholding, or similar tax, or for any Taxes of any kind related to the sale of the Subject Assets or to any period before the Closing Date.

Section 5.14 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and agreements of the parties contained in this Agreement are expressly incorporated herein by reference and shall (i) survive the Closing hereunder and any investigation made by or on behalf of any party hereto, (ii) begin to be made as of the date hereof and again as of the Closing Date, and
(iii) continue in full force after the Closing Date. Notwithstanding the immediately preceding sentence, the representations and warranties contained in
Article III and Article IV shall survive Closing only for a period of two (2) years after which no suit or claim may be brought based upon a breach thereof, provided, however, such two (2) year limitation period shall not apply to (1) any failure, breach, default or Damages relating to or arising from representations or warranties cause by or involving fraud, deceit, malfeasance, or intentional breach or (2) Taxes.

Section 5.15 STATEMENTS AS TO REPRESENTATIONS. All statements contained herein, in the schedules, and any exhibit attached hereto and in any agreement, certificate, or instrument executed or delivered pursuant to this Agreement shall be deemed representation and warranties within the meaning of Section 5.14.

Section 5.16 INVENTORY REQUIRED AT CLOSING. At Closing, Seller shall have inventory of the type and in the quantities listed on Schedule 5.16 attached to this Agreement. All such inventory shall be in good and usable condition and quality.

Section 5.17 COVENANT NOT TO COMPETE. Seller and Parent agree that for a period of five (5) years after the Closing Date, none of the Seller Group shall directly or indirectly compete with Buyer or the business in any way in the Business. Further, none of the Seller Group shall, without the express written consent of Buyer, acquire or own any interest in any business which is competition with or in any way detrimental to the Business as operated by Buyer, or have any interest in any such competitive or detrimental business whether as a partner, stockholder, agent, consultant, or contractor. This non-competition restriction shall apply to a geographical area consisting of the following:
United States of America (the "Restricted Area").

Section 5.18 CONVERSION OF PURCHASE ORDERS. Upon request of Buyer Seller and Parent shall negotiate with customers of the Business listed on Schedule 3.35 and exert their best efforts to cause the outstanding and unfilled purchase orders to be transferred and re-issued into the name of Buyer upon terms and conditions acceptable to Buyer.

Section 5.19 REMOVAL OF EXCLUDED ASSETS. All parties acknowledge that Buyer may utilize the Excluded Assets marked "F" in the last column on Schedule 1.B. upon its initial operation of the business and that any such Excluded Assets shall not be removed without the prior written approval of Buyer, at Buyer's sole discretion for a period of 180 days after the Closing. If removal of the Excluded Assets is approved in writing by Buyer (which approval is not required after 180 days after the Closing), Seller may, upon reasonable advance written notice to Buyer, have the Excluded Assets professionally removed at Seller's sole risk and expense and at times convenient to Buyer. Further, upon written request by Buyer to Seller and Parent delivered at any time on or after the Closing Date, Seller and Parent shall have the obligation to remove any designated Excluded Assets at the sole expense and risk of Seller and Parent and on the reasonable time schedule set by Buyer. Any Damage suffered by Buyer or the Leased Premises due to such removal of equipment shall be repaired at Seller's and Parent's expense. Buyer shall have no duty or risk with respect to any of the Excluded Assets.

Section 5.20 TRANSITION PERIOD. For a period of ninety (90) days after the Closing Date, Buyer and the Seller Group, without additional consideration, will upon the request of Buyer make its employees available during normal business hours and shall exert all reasonable efforts to provide and assist Buyer in the smooth, efficient transition of the ownership, administration, and operation of the Business and the Subject Assets, including efforts and assistance with office policies and practices, filing systems, payroll practices, servicing of accounts, payments of expenses, introductions and assistance with customers and suppliers and similar assistance; provided, however, that any reasonable out-of-pocket expenses incurred in response to a request of Buyer shall be for the account of Buyer. Any accounts receivable included in the Excluded Assets received by Buyer subsequent to Closing shall be promptly delivered to Seller, by hand delivery or regular mail, provided, however, Buyer shall be entitled to reimbursement with respect to its administration of such receivables. Buyer shall have no duty or responsibility with respect to such receivable except as provided in the immediately proceeding sentence. Any accounts receivable included in the Excluded Assets received by Seller subsequent to Closing shall be promptly delivered to Buyer, by hand delivery or regular mail, provided, however, Seller shall be entitled to reimbursement with respect to its administration of such receivables. Seller shall have no duty or responsibility with respect to such receivable except as provided in the immediately proceeding sentence. Buyer will make Greg Bogard and Tammy Sossner available to Seller 50% of their time for a period of two weeks after the Closing and for 25% of their time for an additional four weeks after the Closing to aid in the transition of the Business, all without charge to Seller.

Section 5.21 ALPINE SUIT. The Seller and Parent shall exert best efforts to obtain and cause the dismissal of the suit filed by Alpine Microsystems, Inc. against Seller and Parent et al (the "Alpine Suit") with prejudice and obtain a full and complete release from Alpine benefitting Buyer and APS. The Seller and Parent shall keep Buyer informed of all actions and developments with respect to the Alpine Suit and shall deliver copies of all filings, and orders related to, or arising from, the Alpine Suit to Buyer within three (3) business days after receipt or knowledge of same. The Seller and Parent shall indemnify, defend and hold Buyer and APS harmless from any and all Damages incurred or threatened against Buyer or APS which arise or relate in any way to the Alpine Suit.

Section 5.22 SUBCONTRACTING OF BUYER'S SERVICES. Buyer agrees to subcontract its services to Seller, at Buyer's cost (determined in accordance with GAAP), to assist Seller to perform necessary services under any warranty claims for gold bumping and indium bumping services performed for customers by Seller prior to the Closing, provided, however, that any such requirements shall be performed on a reasonable "time available" basis. Seller and Parent agree to carry the Group Health Insurance for the employees hired by Buyer through the end of the current payment term.

Section 5.23 PAYMENT OF LITIGATION CLAIMS. Other than the Alpine suit, Seller and Parent shall pay or settle all of the litigation items set forth on Schedule
3.8 on or before the ninetieth day after the Closing Date. Any claim remaining unpaid or unsettled on such date shall be retained by Escrow Agent, for a period not to exceed one year, as a credit against the Holdback Amount until such claim is paid or settled.

Section 5.24 INDEPENDENT COVENANTS: REMEDIES.

         A. Independent Covenants. Each of the covenants and agreements set forth in this Article Five are separate and independent covenants, each of which have been separately bargained for and shall be enforceable to the fullest. The Seller Group hereby acknowledges receipt of the full and adequate consideration hereunder and agrees and stipulates that the provisions contained in such sections are reasonable and necessary (i) to protect the Buyer from any unfair competition, (ii) to protect the Buyer from any party taking advantage of any relationships, information, technology or know-how, to the detriment of the Business, and (iii) to allow Buyer to realize the benefit of its bargain under this Agreement and to protect the Subject Assets and Business acquired by Buyer, and will not be unduly burdensome to the Seller Group.

         B. Remedies. Breach of the covenants contained in this Article by any of the Seller Group will result in irreparable and continuing damage to the Buyer and the Business for which the Buyer will have no adequate remedy at law. The Seller Group hereby agrees and stipulates that the monetary damages which would be suffered by Buyer in the event of a breach of any provision under this Article would be difficult to measure and would not be an adequate to the Buyer for a breach thereof, and for this reason and for other reasons, the Seller Group hereby agrees that the Buyer shall have the right to seek, without liability of the Buyer, to the Seller Group specific performance or injunctive relief (both temporary and permanent) against the Seller Group in the event any of the Seller Group breaches any of the provisions contained in this Agreement. In the event such injunctive relief is sought, Buyer shall not be required to post a bond or bonds in excess of $1,000 in the aggregate. Further, this right shall be cumulative of all other rights and remedies the Buyer may have. And, the Buyer's right to seek specific performance or injunctive relief under this Agreement shall supersede and control over any agreement to mediate or arbitrate disputes between the Buyer and the Seller Group whether now or hereafter existing, notwithstanding any language or agreement to the contrary.


                                   ARTICLE VI
              CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

         The obligation of Buyer to purchase the Subject Assets and carry out the other transactions contemplated hereby are, unless waived in writing by Buyer, subject to the satisfaction, on the Closing Date, of the following conditions:

Section 6.1 ACCURACY OF REPRESENTATIONS AND PERFORMANCE OF SELLER. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the conditions and covenants to be performed or satisfied by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all respects; and Seller shall have furnished Buyer with a certificate to that effect.

Section 6.2 ABSENCE OF CERTAIN LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby (provided that any such suit, action or other proceeding which would not have a material effect on the transactions contemplated hereby or which is alleged to be caused by or due to the fault of Buyer shall not constitute a failure to satisfy this condition), and no investigation that might result in any such suit, action or proceeding shall be actually pending.

Section 6.3 [INTENTIONALLY OMITTED.].

Section 6.4 LEASES. Buyer and the Landlord shall have executed a new lease for the entire Building with extension and expansion options acceptable to Buyer, which shall have a term of not less than ten (10) years (including Buyer's unilateral right to extend), and with rent no more than current market rate and terms no less favorable for Buyer than those in the Lease for the Leased Premises dated April 21, 1995. Buyer shall have subleased to Seller the space in the Leased Premises recently used by Seller for office and laboratory purposes until June 1, 1998 at a rent of $10,558 payable at Closing, and the landlord shall have consented to such sublease.

Section 6.5 INVENTORY REQUIREMENTS. Seller shall have on hand and deliver to Buyer at Closing the inventory required and described in Section 5.16 and listed on Schedule 5.16.

Section 6.6 TRANSFER OF LICENSES, PERMITS AND CERTIFICATIONS. All Permits, licenses and certifications listed on Schedule 3.9 shall be transferred or issued by the applicable governmental authorities to Buyer in Buyer's name at or before Closing. And, all required third party consents, approval and authorizations necessary or desirable for the transfer or issuance of the Permits to Buyer, the transfer of the Subject Assets to Buyer, the consummation of the transactions by this Agreement and Buyer's operation of the Business as contemplated by Buyer shall be in writing in form acceptable to Buyer and delivered to Buyer prior to Closing.

Section 6.7 EVIDENCE OF CORPORATE APPROVAL. The Seller Group shall deliver certified copies of all resolutions of their respective Board of Directors and stockholders pertaining to the authorization of this Agreement and the consummation of the transactions contemplated hereby, and a certificate executed by its secretary or assistant secretary as to the due election, qualification and incumbency and valid signature of the person or persons authorized to sign this Agreement or any document, instrument or certificate to be delivered hereunder.

Section 6.8 ENCUMBRANCES. Seller shall have delivered a UCC Search Report dated as of a date not more than three (3) days before Closing issued by the Texas Secretary of State and copies of Form UCC-3 releases completely releasing the Subject Assets from all liens reflected in such report and on Schedule 3.5. Seller shall also have delivered to Buyer any other evidence reasonably satisfactory to Buyer of the satisfaction and release of any Encumbrances affecting, or security interests or liens encumbering the Subject Assets.

Section 6.9 NO MATERIAL ADVERSE CHANGE. Except as disclosed in a Schedule attached to this Agreement, there shall have been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) or the results of operations of the Business (including operating cash flow) between January 1, 1998 and the Closing Date.

Section 6.10 NO TAX DUE CERTIFICATE. The Comptroller of Public Accounts of Texas shall have issued a Certificate of No Taxes Due for Seller with respect to all franchise and sales and use taxes.

Section 6.11 OPINION OF SELLER'S COUNSEL. Seller shall have delivered the opinion of Seller's counsel, Winstead Sechrest & Minick, P.C., substantially in the form of Exhibit "B" hereto.

Section 6.12 FURTHER DOCUMENTS. Seller shall have executed and delivered to Buyer such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments and agreements as Buyer's general counsel may reasonably request in connection therewith.

Section 6.13 ALPINE SUIT. The Seller and Parent shall have obtained and caused the dismissal of the Alpine Suit with prejudice and obtain a release from Alpine benefitting Buyer and APS in form and content reasonably acceptable to Buyer and APS.


                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER

The obligation of Seller to sell, assign, transfer and deliver the Subject Assets to Buyer hereunder and to carry out the other transactions contemplated hereby are, unless waived in writing by Seller, subject to the satisfaction at or prior to the Closing Date of the following conditions:

Section 7.1 ACCURACY OF REPRESENTATIONS AND PERFORMANCE OF CONDITIONS. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such Date; each and all of the conditions and covenants to be performed or satisfied by Buyer hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Buyer shall have furnished Seller with Buyer's certificate to that effect.

Section 7.2 APPROVAL. Buyer shall deliver certified copies of resolutions adopted by Buyer's Board of Directors pertaining to the authorization of this Agreement and the consummation of the transactions contemplated herein, and a certificate executed by the secretary or assistant secretary of Buyer as to the due election, qualification and incumbency and valid signatures of its officers authorized to sign this Agreement or any document or certificates to be delivered under it.

Section 7.3 ABSENCE OF CERTAIN LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto other than the Alpine Suit and the litigation listed on Schedule 3.8, shall be threatened or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 7.4 LEASE. The Lease shall have been assigned to Buyer and amended and restated by and between Buyer and Landlord for the Building and a sublease with Seller as contemplated by Section 6.4.

Section 7.5 FURTHER DOCUMENTS. Buyer shall have executed and delivered to Seller such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments, agreements as Seller's counsel may reasonably request in connection therewith.

Section 7.6 BUYER'S COUNSEL OPINION. Buyer's Counsel shall have delivered the opinion in the form of Exhibit "D".


                                  ARTICLE VIII
                                   THE CLOSING

Section 8.1 CLOSING AND CLOSING PROVISIONS. The Closing shall be effected by delivery of documents at the office of Armbrust Brown & Davis, L.L.P. ("Closing Agent"), 100 Congress Avenue, Suite 1300, Austin, Texas 78701-4042, and payment of the Purchase Price as provided herein or in such other manner and at such other place as the parties may agree.

Section 8.2 DELIVERIES BY SELLER. At or prior to the Closing, Seller shall execute and deliver to Buyer all of the items, matters, certificates and other documents designated as conditions precedent and deliveries precedent to Buyer's obligation to close under this Agreement and to carry out the transactions contemplated hereby. Closing documents delivered hereunder, after verification by Buyer, shall then be held by Closing Agent until the Purchase Price is received by Seller at Closing pursuant to Section 8.3.

Section 8.3 DELIVERIES BY BUYER. At the Closing Buyer shall deliver the Purchase Price to Seller at Closing (subject to Section 8.4 controlling the Holdback Amount), subject to adjustments as permitted by this Agreement, by wire transfer of funds, or delivery of certified or cashier's check, or other immediately available funds, on the Closing Date and all the certificates and other documents designated as conditions precedent and deliveries precedent to Seller's obligation to close under this Agreement.

Section 8.4 DELIVERIES OF HOLDBACK AMOUNT INTO ESCROW. Buyer shall deliver the Holdback Amount to Escrow Agent to be administered and distributed pursuant to the Escrow Agreement executed by Seller and Buyer in the form attached hereto as Exhibit "C" and consistent with this Agreement.

                                   ARTICLE IX
                              POST-CLOSING MATTERS

Section 9.1 PUBLIC ANNOUNCEMENT. After the Closing, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that the parties may (i) make appropriate announcements to customers of the Business, and (ii) make a public announcement to the effect that the transaction has occurred (without any financial information), each after consultation with, and approval of, the other party; and provided further that either party may make any public disclosure it believes in good faith is required by applicable securities laws and regulations and any listing or trading agreement concerning its publicly-traded securities.

Section 9.2 BUYER'S CLAIMS AGAINST HOLDBACK AMOUNT.

         A. Right of Setoff Against Holdback Amount. Subject to the terms and conditions of this Section 9.2, the portion of the Holdback Amount to be delivered to Seller pursuant to Section 2.2.B.(ii) shall be reduced for any Damages asserted against or imposed upon or incurred by Buyer or any Affiliate of Buyer, or any of their respective directors, officers, employees, agents, or representatives (collectively the "Indemnitees," and, each individually, as "Indemnitee") resulting from or related to or arising out of:

                  (i) any breach of any representation, warranty or agreement of Seller or Parent contained in or made pursuant to this Agreement or any agreement, contract or instrument required to be executed by them pursuant to this Agreement, or any facts or circumstances constituting a breach; or

                  (ii) any act or omission of Seller, or any of the Seller Group, or any of their respective Affiliates, directors, officers, employees, agents or representatives relating to the Subject Assets or the Business which occurred, existed, or failed to occur or exist, prior to the Closing (including, without limitation, such acts or omissions as are described or enumerated in any schedule or exhibit accompanying this Agreement; or.

                  (iii) any event, state of facts, circumstances or conditions, occurring or existing (or not occurring or existing as the result of the absence of such fact, circumstance, or condition forms a basis for Damages) relating to the Subject Assets, the Business or activities of Seller or Parent before the Closing whether or not disclosed on a schedule attached to this Agreement and whether or not Buyer or any Affiliate of Buyer has any knowledge or reason to know of such event, state of facts, circumstances or conditions (including, without limitation, such events, state of facts, circumstances or conditions described or enumerated in any schedule or exhibit accompanying this Agreement;) or

                  (iv) the assertion of a Claim against Buyer or the Subject Assets or the payment by Buyer or any of its Affiliates, directors, officers, employees, agents, or representatives of any Claim or liability relating to the Business, as operated prior to the Closing Date, Seller or Parent, whether known or unknown, whether accrued, absolute, contingent or otherwise, whether or not disclosed on a schedule attached to this agreement or in any other oral or written statement to Buyer, and whether due, or to become due, probable assertion or not, except only as expressly assumed by Buyer as an Assumed Liability pursuant to Section 2.2.C. above; or

                  (v) without limiting the generality of (i) through (iv) above, (1) any Taxes payable by or on behalf of Seller or Parent for any taxable period ending on or prior to the Closing

Date; (2) any deficiencies in any tax payable by or on behalf of Seller or Parent arising from any audit by any taxing agency or authority with respect to any period ending on or prior to the Closing Date; (3) any Taxes of or from a consolidated or combined tax group of which is, or was ever at any time, a member for which Seller or Parent is jointly or severally liable as a result of inclusion in such group; (4) any Claim or demand for reimbursement or indemnification resulting from any transfer by Seller prior to the closing of any tax benefits or credits to any other person; (5) any tax liabilities arising out of the transfer of the Subject Assets; and (6) with respect to any Taxes due for any tax periods beginning before but ending after the Closing Date, a pro-rata share of such tax.

The matters and events set forth in Subparagraph A.(i) through A.(v) above are referred to herein as the "Buyer Indemnification Events."

         B. Procedure and Event of Claim Setoff. If Buyer asserts a claim for setoff pursuant to Section 9.2.A. against the Holdback Amount, it promptly shall give notice to Escrow Agent, Seller and Parent in accordance with the notice delivery procedure set forth in Section 11.3 hereof (without consideration to the time requirements therein) setting forth the nature of the claim and the amount thereof Within twenty (20) days after such notice, Seller (by a written notice to be signed by Seller and Parent) either shall approve the claim for indemnification in the amount thereof ("Approved Claim") or shall disapprove the claim or any amount thereof ("Rejected Claim") or both. If the Seller fails to approve or disapprove a claim or the amount thereof within the requisite period, the claim shall be deemed to be an Approved Claim. Buyer shall be entitled to setoff and instruct the Escrow Agent to deliver to Buyer the amount of any Approved Claim against the Holdback Amount payable to Seller. Buyer may also request delivery to Buyer of a Rejected Claim from Escrow Agent. Buyer and Seller shall resolve any disagreements with respect to any Rejected Claim in accordance with the dispute resolution procedures set forth in Section 11.5. Buyer shall be entitled to withhold, and instruct Escrow Agent to withhold, the stated amount of the Rejected Claim from the Holdback Amount payable to the Seller pending and until resolution of any such Claim. If, pursuant to the procedures set forth in Section 11.5, it ultimately is determined that any further portion of the Holdback Amount relating to such Rejected Claim is then due to Seller, Buyer promptly shall pay Seller such additional portion of the Holdback Amount.

                                    ARTICLE X
                                   TERMINATION

Section 10.1 TERMINATION OF AGREEMENT. The parties may terminate this Agreement as provided below:

                  (i) Buyer may terminate this Agreement and receive delivery of the Earnest Money by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of seven (7) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 8, 1998, by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (ii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of seven (7) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 8, 1998, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

Section 10.2 EFFECT OF TERMINATION. If either party terminates this Agreement pursuant to Section 10.1, all fights and obligations of the parties hereunder, other than the confidentiality obligation set forth in Section 5.2, shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

Section 10.3 RISK OF LOSS. Prior to Closing the risk of loss, damage or destruction with respect to the Subject Assets shall be borne by Seller. If at the Closing Date the Subject Assets shall have suffered loss, damage or destruction to an extent which materially affects the value thereof or the Business, Buyer shall have the right at its election to terminate this Agreement, or complete the transactions with such adjustment of the Purchase Price as may be agreed in good faith between Buyer and Seller.

                                   ARTICLE XI
                                 INDEMNIFICATION

Section 11.1 INDEMNIFICATION BY SELLER AND PARENT. In addition to Buyer's right to deduct the aggregate amount of Damages from the Holdback Amount pursuant to
Section 9.2, Seller and Parent (collectively "Indemnifying Parties," and individually, an "Indemnifying Party") each jointly and severally hereby shall indemnify, defend and hold harmless Buyer and any of its Affiliates, and any of their respective directors, officers, employees, agents or representatives (collectively, "Indemnitees," and each individually, an "Indemnitee) from and against all Damages (but only to the extent Buyer has not previously reduced the Holdback Amount pursuant to Section 9.2 above by the amount of such Damages) asserted against, imposed upon or incurred by the Indemnitees or any Indemnitee, resulting from, relating to or arising out of a Buyer Indemnification Event.

Section 11.2 INDEMNIFICATION BY BUYER. Subject to the provisions and conditions of this Article XI Buyer hereby agrees to indemnify, defend and hold harmless Seller, and any director, officer, employee, agent or representative of Seller (collectively, "Indemnitees," and each individually, an "Indemnitee") from and against all Damages asserted against, imposed upon or incurred by the Indemnitees or any Indemnitee, resulting from, relating to or arising out of:

         A. any breach of any representation, warranty or agreement of Buyer contained in or made pursuant to this Agreement or any agreement, contract or instrument required to be executed by Buyer pursuant to this Agreement, or any facts or circumstances constituting such a breach;

         B. any act or omission of Buyer or any of its respective affiliates, trustees, officers, employees, agents or representatives relating to the property, business, operations and activities of

Buyer which occurred, existed or failed to occur or exist subsequent to the Closing (unless such Damages are subject to setoff or indemnification by Seller or Parent under Section 9.2;) and

         C. any event, state of facts, circumstance or condition occurring or existing (or not occurring or existing if the absence of such fact, circumstance or condition forms a basis for Damages) relating to the property, business, operations or activities of Buyer subsequent to the Closing (unless such Damages are subject to setoff or indemnification by Seller or Parent under Section 9.2.).

Section 11.3 NOTICE OF CLAIMS. If either (i) a claim is made by a third party against any Indemnitee (as defined in Section 11.1 or 11.2 hereof) and if such Indemnitee believes that such claim, if successful, would give rise to a night of setoff or indemnification under this Article XI (collectively, "Indemnifying Parties" and each individually, an "Indemnifying Party"), or (ii) an Indemnitee becomes aware of facts or circumstances establishing that an Indemnitee has experienced or incurred Damages or will experience or incur Damages which will give rise to a right of setoff or indemnification under this Article XI, then such Indemnitee shall give written notice to the Indemnifying Party of such claim ("Indemnification Notice") as soon as reasonably practicable but in no event more than thirty (30) days after the Indemnitee has received written notice of actual knowledge of such claims (provided that failure to give such notice shall not limit the Indemnifying Party's indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Indemnifying Party's ability to defend against the claim). To the extent reasonably practicable, the Indemnification Notice will describe the nature, basis and amount of the indemnification claim and include any relevant supporting documentation. If the Indemnifying Party does not object within thirty (30) days after receipt of the Indemnification Notice to the propriety of (i) the indemnification claims described on the Indemnification Notice as being subject to indemnification pursuant to Section 11.1 or 11.2 and
(ii) the amount of Damages specified in the Indemnification Notice, the indemnification claims described in the Indemnification Notice shall be deemed to be final and binding upon the Indemnifying Party(ies) (hereinafter, "Permitted Indemnification Claim"). If the Indemnifying Party contests the propriety of an indemnification claim described on the Indemnification Notice and/or the amount of Damages alleged to be associated with such claim, then the Indemnifying Party shall deliver to the Indemnitee an Indemnification Objection Notice detailing all specific objections of the Indemnitee has with respect to the indemnification claims contained in the Indemnification Notice. If the Indemnifying Party and the Indemnitee are unable to resolve the disputed issues concerning the indemnification claims within fifteen (15) business days after the date the Indemnifying Party received the Indemnification Objection Notice, the disputed issues will be resolved pursuant to the dispute resolution procedures set forth in Section 11.15 hereof. Any undisputed indemnification claims contained in the Indemnification Notice shall be deemed to be final and binding upon the Indemnifying Party(ies) and shall constitute a Permitted Indemnification Claim. If any disputed issues ultimately are resolved by an arbitrator pursuant to Section 11.15, and if the arbitrator's determination of the disputed issues results in all or any portion of an indemnification claim properly being subject to indemnification pursuant to Section 11.1 or 11.2, such indemnification claim or portion thereof shall be final and binding upon the Indemnifying Party(ies) and shall constitute a Permitted Indemnification Claim.

         A. Defense of Third Party Claims. The Indemnitee against whom a third party claim is made shall give the Indemnifying Party an opportunity to defend such claim, at the Indemnifying Party's own expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee, provided that such Indemnitee at all times also shall have the right to participate fully in the defense at its own expense. Failure of an Indemnifying Party to give the Indemnitee written notice of its election to defend such claim within twenty
(20) days after receipt of notice thereof shall be deemed a waiver by such Indemnifying Party of its right to defend such claim. If the Indemnifying Party shall elect not to assume the defense of such claim (or if such Indemnifying Party shall be deemed to have waived its right to defend such claim), the Indemnitee against whom such claim is made shall have the right, but not the obligation, to undertake the sole defense of, and to compromise or settle, the claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party (including, without limitation, the payment by Indemnifying Party of the attorneys' fees of the Indemnitees); provided, however, that if the Indemnitee undertakes the sole defense of such claim on behalf of the account, and at the risk and expense of the Indemnifying Party, it shall defend such claim in good faith and shall apprise the Indemnifying Party from time to time as the Indemnitee deems appropriate of the progress of such defense. If one or more of the Indemnifying Parties assumes the defense of such claim, the obligation of such Indemnifying Party hereunder as, to such claim, shall include taking all steps necessary in the defense or settlement of such claim. The Indemnifying Party, in the defense of such claim, shall not consent to the entry of any judgment or enter into any settlement (except with the written consent of the Indemnitee) which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee against whom such claim is made of a release from all liability in respect of such claim (which release shall exclude only any obligations incurred in connection with any such settlement). If the claim is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnitee shall make available, at the Indemnifying Party's expense, all information and assistance that the Indemnifying Party reasonably may request.

Section 11.4 PAYMENT OF PERMITTED INDEMNIFICATION CLAIMS. The Indemnifying Party shall pay to the Indemnitee the entire amount of all Damages associated with any Permitted Indemnification Claim within ten (10) days after such claim is determined to be a Permitted Indemnification Claim pursuant to Section 11.3 above. Notwithstanding any other provision contained herein, an Indemnifying Party shall not have any indemnification obligation under this Article XI until aggregate claims under Section 11.1 or 11.2 equal or exceed $20,000.00, provided, that if such threshold is reached, the Indemnifying Party shall be responsible for all amounts claimed without regard to, or limitation by, the threshold. The limitation provided herein shall not apply to any claim by Buyer under Section 9.2 or this Article XI with respect to offsets against the Holdback Amount. No claim for any amounts payable in respect of royalties, license fees or any other intellectual property rights from Buyer's operations of the Business under Section 3.18 for any period later than six months after the Closing may be made by Buyer.

Section 11.5 DISPUTE RESOLUTION.

         A. Negotiated Resolution. If any dispute or disagreement arises out of or relating to, this Agreement or any alleged breach thereof and the deadlock cannot be broken, any party desiring to resolve such dispute or disagreement (a "Dispute") shall deliver a written notice of the Dispute including the specific facts of the Dispute ("Dispute Notice") to the other parties of such Dispute. If any party delivers a Dispute Notice pursuant to this
Section 11.5 the parties involved in the Dispute shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such Dispute.

         B. Mediation. If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 11.5.A. above, the parties shall submit the Dispute to non-binding mediation before a retired judge of a federal District Court or Texas District Court, or some similarly qualified, mutually agreeable individual. The parties shall bear the costs of such mediation equally.

         C. Arbitration. If the Dispute is not resolved by mediation pursuant to
Section II. 5.B. above, or if the parties fail to agree upon a mediator, within ninety (90) days after the Dispute Notice, the Dispute shall be settled by arbitration conducted in Austin, Texas which shall be in accordance with the rules and procedures of the Commercial Arbitration Rules of the American Arbitration Association, and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) then in effect with respect to commercial disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. The arbitrator shall be empowered to impose sanctions and to take such other actions as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal or Texas Rules of Civil Procedure and applicable law. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in the Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys' fees incurred by the party determined by the arbitrator to be the prevailing party shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties shall instruct the arbitrator to render its decision no later than ninety (90) days after the submission of the Dispute.

         D. Confidentiality. Each party agrees to keep all Disputes and mediation and arbitration proceedings strictly confidential, except for disclosures of information in the ordinary course of business of the parties or by applicable law or regulation.

Section 11.6 COMPLIANCE WITH BULK SALES LAW. Buyer and Seller hereby waive compliance by Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Buyer from, and hold it harmless against any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement.

Section 11.7 OTHER RIGHTS AND REMEDIES. Except as otherwise specifically provided, the indemnification rights of the parties under this Article XI are not such parties' sole rights or remedies under this Agreement and with respect to disputes arising under this Agreement, and are in addition to, all other fights and remedies a party may otherwise have at law or in equity, including but not limited to the rights of a party in the event of a breach of the representations or warranties of the other party under this Agreement.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

Section 12.1 COMMISSIONS. Except for Doug Ellis of Stanford & Keene, who was retained and shall be compensated solely by Seller (without any obligation or liability to Buyer), each party represents and warrants that it has dealt with no broker or finder in connection with this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement. If either party has retained or been represented by a broker or finder in this transaction except as set out above in this section, such party shall indemnify the other from any claims for fees or commissions by such person.

Section 12.2 EXPENSES. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

Section 12.3 HEADINGS; SCHEDULES. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions. Any disclosure made by Seller in a schedule hereto shall be deemed a disclosure on all Schedules hereto.

Section 12.4 COUNTERPARTS. This Agreement may be executed in one or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement delivered by fax or Telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

Section 12.5 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any fights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

Section 12.6 ASSIGNMENT. Except as provided otherwise in this Agreement, the rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning party which consent may be withheld in such party's sole discretion. Buyer shall have the right to assign its rights and obligations under this Agreement; provided that such assignment shall not release Buyer from its obligations hereunder, and Buyer shall remain fully liable for all of Buyer's obligations hereunder, including without limitation the payment of the entire Purchase Price (including the second installment thereof) and indemnification obligations.

Section 12.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and agreements contained in this Agreement shall survive the Closing and shall not merge therein but shall be continuing.

Section 12.8 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if delivered by Telecopier (with notice of receipt), or if served personally on the party to whom notice is to be given; or if delivered by overnight private carrier, on the date of delivery; or on the third day after mailing if mailed to the party to whom notice is to be given by first class mail, certified, postage prepaid, and properly addressed as following:

To Seller:                                           To Parent:

         Diamond Tech One, Inc.                      SI Diamond Technology, Inc.
         Attn: Zvi Yaniv                             Attn: Zvi Yaniv
         Chief Operating Officer                     Chief Operating Officer
         12100 Technology Blvd.                      12100 Technology Blvd.
         Austin, Texas 78727                         Austin, Texas 78727
         Telecopier: (512) 250-3031                  Telecopier: (512) 250-3031

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

         Cary Ferchill
         Winstead Sechrest & Minick, P.C.
         100 Congress Avenue, Suite 800
         Austin, Texas 78701
         Telecopier: (512) 370-3841

If to Buyer:

         Focus Interconnect Technology Corporation
         Attn: Dr. Charles W. Lin
         c\o Wayne S. Hollingsworth
         Armbrust Brown & Davis, L.L.P.
         100 Congress Avenue, Ste. 1300
         Austin, Texas, USA 78701-4042
         Telecopier: (512) 435-2360

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

         Wayne Hollingsworth
         Armbrust Brown & Davis, L.L.P.
         100 Congress Avenue, Suite 1300
         Austin, Texas 78701-4042
         Telecopier: (512) 435-2360

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set for above.

Section 12.9 APPLICABLE LAW AND REMEDIES. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the State of Texas (other than the choice of law rules thereof) except as to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the jurisdiction under which such entity derives its powers shall govern. Subject to the provisions of Section 11.7, all remedies at law, in equity, by statute or otherwise shall be cumulative and may be enforced concurrently or from time to time and, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies. The parties agree that all disputes arising under this Agreement shall be settled through arbitration procedures as described in Section 11.5.

Section 12.10 ADDITIONAL INSTRUMENTS AND ASSISTANCE. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

Section 12.11 SEVERABILITY. If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement; the remaining provisions hereof and the enforcement of such provision with respect to other persons or circumstances, or to another extent shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law. Moreover, the invalid or inoperative provision shall be reformed and construed so that it shall be valid and enforceable to the maximum extent permitted.

Section 12.12 PRONOUNS AND TERMS. In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Section 12.13 TAXES. Seller shall bear the economic burden and shall pay any and all Texas sales taxes imposed on the transactions contemplated by this Agreement. Buyer and Seller shall each pay its portion prorated as of the Effective Time of state and local ad valorem taxes on the Business or the Subject Assets which, if not paid, first become delinquent in the year of Closing.

Seller's federal tax identification number is 74-2735274.

Parent's federal tax identification number is 76-0273345.

FEPET's federal tax identification number is 74-2848504.

Buyer's federal tax identification number is _______________.

Section 12.14 DISCLOSURE. No representation or warranty made by either party in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement of facts contained within it not materially misleading.

Section 12.15 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties (including the letter of intent dated March 24, 1998), and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound, thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first above written.

                                    BUYER:

                                    FOCUS INTERCONNECT TECHNOLOGY
                                    CORPORATION, a Delaware corporation


                                    By:           /s/ Francisca Tung
                                       -----------------------------------------
                                    Printed Name: Francisca Tung
                                                 -------------------------------
                                    Title:        President
                                          --------------------------------------


                                    SELLER:

                                    DIAMOND TECH ONE, INC.,
                                    a Delaware corporation


                                    By:           /s/ Marc W. Eller
                                       -----------------------------------------
                                    Printed Name: Marc W. Eller
                                                 -------------------------------
                                    Title:        Chief Executive Officer
                                          --------------------------------------

                                    PARENT:

                                    SI DIAMOND TECHNOLOGY, INC.,
                                    a Texas corporation


                                    By:           /s/ Marc W. Eller
                                       -----------------------------------------
                                    Printed Name: Marc W. Eller
                                                 -------------------------------
                                    Title:        Chief Executive Officer
                                          --------------------------------------


                                    FEPET:

                                    FIELD EMISSION PICTURE ELEMENT
                                    TECHNOLOGY, INC., a Delaware corporation


                                    By:           /s/ Marc W. Eller
                                       -----------------------------------------
                                    Printed Name: Marc W. Eller
                                                 -------------------------------
                                    Title:        Chief Executive Officer
                                          --------------------------------------





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